FOR IMMEDIATE RELEASE FOR FURTHER INFORMATION CONTACT:
March 29, 2006    Vito S. Pantilione, President and CEO (856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 20% STOCK DIVIDEND

Washington  Township,  New Jersey-March 29, 2006 -Parke Bancorp,  Inc.  (Nasdaq:
"PKBK") Washington Township, New Jersey, the parent bank holding company of Parke Bank, today announced that the Company's Board of Directors had declared a 20% a stock dividend. The stock dividend is payable on April 21, 2006 to stockholders of record as of April 11, 2006.

Vito S. Pantilione, President of the Company, stated that the Board of Directors "was very pleased to declare this stock dividend. Following our record earnings and the growth of the market price for our common stock in 2005, the stock dividend is another method to increase shareholder value in the Company and also increase the liquidity of the stock. As a result of the Board's action today, the outstanding shares of the Company's common stock will increase by approximately 466,000 shares, from 2,332,555 shares outstanding to 2,798,555 shares outstanding. We believe this action is warranted in view of our significant growth in all aspects of business. Loans, deposits, and assets have all shown excellent growth trends."

Parke Bancorp, Inc. was incorporated in January 2005. It commenced operations on June 1, 2005, with the completion of the reorganization of Parke Bank into the holding company form of organization. Parke Bancorp, Inc. maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey. It conducts its banking business through Parke Bank which has branch offices located in Northfield, New Jersey and two branch offices located in Washington
Township, New Jersey. In addition, the Bank has a loan production office in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small to mid-sized businesses in Gloucester, Atlantic and Cape May Counties in New Jersey and the Philadelphia area in Pennsylvania. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the Nasdaq Stock Market under the symbol "PKBK. "

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that nuty be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.